Exhibit 24(b)(8.93)

FIRST AMENDMENT TO SELLING AND SERVICES AGREEMENT

THIS FIRST AMENDMENT TO THE SELLING AND SERVICES AGREEMENT (the “First Amendment”) is made and entered into as of the 1st day of July, 1999 by and among AETNA LIFE INSURANCE AND ANNUIY COMPANY (“ALIAC”), AETNA INVESTMENT SERVICES, INC. (“AISI”) AND PIONEER FUNDS DISTRIBUTOR, INC. (“Distributor”), acting as distributor for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (collectively, the “Funds”).

WITNESSETH

            WHEREAS, ALIAC, AISI and Distributor are parties to a Selling and Services Agreement dated as of April 5, 1999 (the “Agreement”); and

            WHEREAS, the parties now desire to amend the Agreement to allow AISI to make shares of the Funds available to both a) certain plans under Sections 401 and 457 of the Internal Revenue Code of 1986, as amended (the “Code”) or to custodial accounts under Section 403(b)(7) of the Code, and b) certain non-qualified deferred compensation plans, for which ALIAC will perform administrative services.

            NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree as follows:

1.         The term “Plans”, as defined in the second whereas clause of the Agreement, is hereby redefined to include both a) certain plans under Sections 401 and 457 of the Code or to custodial accounts under Section 403(b)(7) of the Code, and b) certain non-qualified deferred compensation plans.

2.         In the event there is any conflict between the terms of this First Amendment and the Agreement it is the intention of the parties that the terms of this First Amendment shall control, and the Agreement shall be interpreted on that basis.  To the extent that the provisions of the Agreement have not been amended by this Frist Amendment, the parties hereto confirm and ratify the Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

AETNA LIFE INSURANCE AND ANNUITY COMPANY
By: /s/ Laurie M. LeBlanc Name: Laurie M. LeBlanc Title: V. P.

AETNA INVESTMENT SERVICES, INC.
By: /s/ Laurie M. LeBlanc Name: Laurie M. LeBlanc Title: V. P. PURSUANT TO DELEGATION OF AUTHORITY DATED 8/18/98

JXM390.DOC

PIONEER FUNDS DISTRIBUTOR, INC.
By: /s/ William A. Misata Name: William A. Misata Title: Sr. Vice President

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